UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

DENDREON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30681	22-3203193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3005 First Avenue

Seattle, Washington

98121

(Address of principal executive offices) (zip code)

(206) 256-4545

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 21, 2006, Dendreon Corporation (“Dendreon”) entered into a Release Agreement with Robert M. Hershberg, M.D., Dendreon’s Senior Vice President and Chief Medical Officer, which became effective following Dr. Hershberg’s departure from Dendreon on March 15, 2006. Under the Release Agreement the Company will make severance payments to Dr. Hershberg equal to nine months of his base salary, an amount equal to seventy-five percent of his annual target bonus, immediate vesting of all unvested options and restricted stock and $10,000 in outplacement services. A copy of the Release Agreement is attached hereto as Exhibit 10.37.

In addition, on March 15, 2006, Dendreon entered into a consulting agreement with Dr. Hershberg, which will be effective following Dr. Hershberg’s departure. Under the consulting agreement, attached hereto as Exhibit 10.38, Dr. Hershberg will be available to provide services related to the transition of his prior responsibilities, including activities related to Dendreon’s upcoming filing of a Biologics License Application. The consulting agreement provides that Dendreon will pay Dr. Hershberg a monthly fee for his services for a defined period of time. The consulting agreement contains standard confidentiality provisions, and Dr. Hershberg may not engage in any business activities that conflict with his ability to perform services for the benefit of Dendreon under the consulting agreement while in effect.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 15, 2006, Robert M. Hershberg, M.D., Dendreon’s Senior Vice President of Operations, and Dendreon reached an agreement whereby his employment agreement with Dendreon dated October 8, 2004 will be terminated. The termination of Dr. Hershberg’s employment agreement will be effective on March 15, 2006.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.37	Release Agreement between Dendreon Corporation and Robert Hershberg, M.D.

10.38	Consulting Agreement between Dendreon Corporation and Robert Hershberg, M.D.

99.1	Dendreon Corporation press release, dated March 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

By	/s/ Mitchell H. Gold, M.D.
Mitchell H. Gold, M.D.
President and Chief Executive Officer

Date: March 21, 2006

EXHIBIT INDEX

Number	Description

10.37	Release Agreement between Dendreon Corporation and Robert Hershberg, M.D.

10.38	Consulting Agreement between Dendreon Corporation and Robert Hershberg, M.D.

99.1	Dendreon Corporation press release, dated March 16, 2006.